UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2022

DIVERSIFIED HEALTHCARE TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-15319	04-3445278
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634
(Address of Principal Executive Offices) (Zip Code)

617-796-8350

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Trading Symbol(s)	Name Of Each Exchange On Which Registered
Common Shares of Beneficial Interest	DHC	The Nasdaq Stock Market LLC
5.625% Senior Notes due 2042	DHCNI	The Nasdaq Stock Market LLC
6.25% Senior Notes due 2046	DHCNL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this Current Report on Form 8-K, the terms “we”, “us”, and “our” refer to Diversified Healthcare Trust.

Item 1.01. Entry into a Material Definitive Agreement.

On February 22, 2022, we amended the agreement governing our revolving credit facility, or our credit agreement, with Wells Fargo Bank, National Association, as administrative agent and a lender, and a syndicate of other lenders, and exercised our option to extend the maturity date of our revolving credit facility by one year to January 2024. Pursuant to the amendment, the waiver of the fixed charge coverage ratio covenant included in our credit agreement was extended through December 31, 2022, or the Waiver Period. In addition, pursuant to the amendment, we are able to fund capital expenditures, as defined, of up to $400.0 million per year, which is an increase from the prior $350.0 million annual limit, and we are able to acquire up to an aggregate of $500.0 million of real property through the Waiver Period. In connection with the amendment, the revolving credit facility commitments were reduced from $800.0 million to $700.0 million, and, in connection with the extension of the maturity date of the facility, will be further reduced to $586.4 million as of January 2023.

The amendment further provides that the interest rate premium payable on borrowings under our revolving credit facility is increased from 235 basis points per annum to 250 basis points per annum, with the facility fee remaining unchanged at 30 basis points per annum on the total amount of lending commitments under the facility. The interest rate premiums and the facility fee continue to be subject to adjustment based upon changes to our credit ratings.

The amendment provides for certain additional restrictions on us during the Waiver Period. Subject to certain exceptions, we continue to be generally restricted during the Waiver Period from incurring additional debt and are required to maintain $200.0 million of unrestricted cash or undrawn availability under our revolving credit facility, and our ability to pay cash distributions to our shareholders remains limited during the Waiver Period to amounts required to maintain our qualification for taxation as a REIT, to avoid the payment of income or excise taxes and to pay a dividend of $0.01 per share per quarter.

Wells Fargo Bank, National Association and the other lenders party to our credit agreement, as amended, as well as their affiliates, have engaged in, and may in the future engage in, investment banking, commercial banking, advisory and other commercial dealings in the ordinary course of business with us. They have received, and may in the future receive, customary fees and commissions for these engagements.

The foregoing description of the amendment to our credit agreement is not complete and is subject to and qualified in its entirety by reference to the copy of the fourth amendment to our amended and restated credit agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Warning Concerning Forward-Looking Statements

This Current Report on Form 8-K contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever we use words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, we are making forward-looking statements. These forward-looking statements are based upon our present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by our forward-looking statements as a result of various factors. For example:

•	Continued availability of borrowings under our revolving credit facility is subject to our satisfying certain financial covenants and other credit facility conditions, which we may be unable to satisfy, despite the amendment, and

•	Actual costs under our revolving credit facility will be higher than the stated rate plus a premium because of fees and expenses associated with the facility.

The information contained in our filings with the SEC, including under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 identifies other important factors that could cause our actual results to differ materially from those stated in or implied by our forward-looking statements. Our filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, we do not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

Item 9.01.  Financial Statements and Exhibits.

(d)            Exhibits.

10.1	Fourth Amendment to Amended and Restated Credit Agreement, dated as of February 22, 2022, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other institutions party thereto. (Filed herewith.)

104	Cover Page Interactive Data File. (Embedded within the Inline XBRL document.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSIFIED HEALTHCARE TRUST

By:	/s/ Richard W. Siedel, Jr.
Name:	Richard W. Siedel, Jr.
Title:	Chief Financial Officer and Treasurer

Date: February 23, 2022